Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

IMMUNOGEN, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value	457(c) and 457(h)	7,000,000	$4.87	$34,090,000.00	0.0000927	$3,160.15
Total Offering Amounts							$3,160.15
Total Fee Offsets							$0
Net Fee Due							$3,160.15

(1)

The number of shares of common stock, par value $.01 per share (the "Common Stock"), of ImmunoGen, Inc. (the "Company") stated above consists of additional shares of Common Stock available for issuance under the Company's Inducement Equity Incentive Plan, as amended (the "Plan"), including upon exercise of outstanding options granted under the Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of Common Stock to be offered or sold as a result of the anti-dilution provisions of the Plan, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) based on the average high and low prices of the registrant’s Common Stock as reported by the Nasdaq Global Select Market on July 29, 2022 to be $5.19 and $4.54, respectively.